Exhibit 99.77(q)(e)(3)

May 1, 2013

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:

Advisory Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING Russell™ Large Cap Growth Index Portfolio and ING Russell™ Large Cap Value Index Portfolio (together, the “Portfolios”), agrees that ING Investments shall, from May 1, 2013 through May 1, 2014, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios, excluding acquired fund fees and expenses, of the Portfolios shall be as follows:

Name of Fund			Maximum Operating Expense Ratios (as a percentage of average net assets)
	Adviser Class	Class I	Class S
ING Russell™ Large Cap Growth Index Portfolio	1.00%	0.50%	0.75%
ING Russell™ Large Cap Value Index Portfolio	1.00%	0.50%	0.75%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Variable Portfolios, Inc.

ING Investments, LLC
		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Your signature below acknowledges acceptance of this Agreement:
By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC